© 2017 Chart Industries, Inc. Confidential and Proprietary Skaff Cryogenics January 2018 Exhibit 99.1

Skaff Business Summary

Exploration, Production & Pipeline → Treatment → Processing/ Liquefaction → Transportation → Storage → Re-gasification → Lifecycle Services → Value Proposition/ Application

Overview: Skaff, located in Brentwood, NH, focuses on the remanufacturing and repair of cryogenic tanks (stationary cryogenic tanks and D.O.T. delivery units) with certification for any size repair in the field. Additionally a sister company offers leasing options for cryogenic equipment. Skaff also resells vaporizers and tanks.

Service Offering:

- Trailers
- Stationary Tanks
- Micro Bulk
- Portable Supply Stations

Rationale/Fit:

- Expansion of Chart Service into the Northeastern U.S.
- Small leasing business expands Chart's offering
- Conversion of new tanks sales to Chart
- Margin accretion

Stationary



Micro Bulk



Portable Station



Trailer



© 2017 Chart Industries, Inc. Confidential and Proprietary
2 Innovation. Experience. Performance.®

© 2017 Chart Industries, Inc. Confidential and Proprietary 3 Deal Rationale Skaff Description  Acquisition of Skaff Cryogenics and Cryo-Lease, LLC from Bob and Steve Prefontaine − 2017E revenue of ~$6.5M; EBITDA margins anticipated to exceed 21% Transaction Consideration  $12.5 million  Cash-free, debt-free Expected Financial Impact  EPS accretive  Accretive to EBITDA margins  Meaningful cost synergies Ownership Date  Closed January 2, 2018  Effective ownership date January 1, 2018 Funding  Transaction funded using cash on hand Chart D&S Sales by Location and Product Reporting  Will report through Distribution & Storage segment Chart Nevada Chart Minnesota Chart Texas Chart Georgia SKAFF